EXHIBIT 99.1

F I N A N C I A L
RELATIONS BOARD
Value Added Communications

            RE:  NN, Inc.
            2000 Waters Edge Drive
            Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	(212) 827-3773	(212) 827-3775

FOR IMMEDIATE RELEASE
February 28, 2008

NN, INC. REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS
PROVIDES GUIDANCE FOR 2008

EXCLUDING RESTRUCTURING AND IMPAIRMENT EFFECTS, MEETS REVISED FULL YEAR GUIDANCE OF $0.74 PER DILUTED SHARE

Johnson City, Tenn, February 28, 2007 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2007.  These results include the operations of Whirlaway Corporation, a precision metal component manufacturing operation, which was acquired on December 1, 2006, and certain restructuring and impairment costs. Additionally, as previously announced on February 26, 2008, the Company restated its previously issued second quarter ended June 30, 2007 and third quarter ended September 30, 2007 financial statements.  The effect of the restated financial information is included in the financial statements included herein.  More information is available in the restated and amended reports filed with the Securities and Exchange Commission on forms 10-Q/A.

Net sales for the fourth quarter of 2007 were $107.0 million, up $21.1 million or 24.6% from $85.9 million for the same period of 2006.  The acquisition of Whirlaway contributed $11.9 million of this increase.  The remainder of the increase was due primarily to the positive impact of currency translation of $6.6 million and continued strong demand, mainly at our European operations of $2.6 million.  Net income for the fourth quarter totaled $5.0 million, or $0.31 per diluted share compared to net income of $3.1 million, or $0.18 per diluted share for the fourth quarter of 2006.  Included in the fourth quarter net income was the net favorable effect of approximately $0.7 million, or $0.05 per diluted share of certain tax adjustments, mainly the adjustment of recorded Italian deferred taxes related to the lowering of the statutory Italian tax rate.  Also included was the reversal of approximately $1.1 million of previously recorded restructuring charges related to the planned downsizing of our Eltmann, Germany facility.  In the third quarter of 2007, we finalized these plans and gave notice that approximately 15% of the positions there would be eliminated.  Under the provisions of SFAS 146 “Accounting for Costs

Associated with Exit or Disposal” (“SFAS 146”), we appropriately recorded a restructuring charge of approximately $1.1 million, after-tax for related severance costs.  However, during the fourth quarter, we received an unsolicited offer from the German workers counsel for increased hours and wage concessions which we agreed to consider.  On February 13, 2008, we signed a new contract with the workers under acceptable terms.  We therefore, under the provisions of SFAS 146, reversed the severance accrual taken in the third quarter effective as of December 31, 2007.  The workers agreement must be ratified by the national union, which we believe will occur during the first quarter of 2008.

Net sales for the full year 2007 were $421.3 million, up $91.0 million or 27.6% compared to $330.3 million for 2006.  The acquisition of Whirlaway contributed $62.6 million of this increase.  The remainder was due primarily to the positive impact of currency translation of $19.6 million and increased volume, mainly at our European operations of $8.8 million.  Net loss for 2007 totaled $1.2 million, or $0.07 per share compared to net income of $14.4 million, or $0.83 per diluted share for 2006.   Net loss for the full year of 2007 includes the recording of approximately $13.6 million, or $0.81 per diluted share in after-tax impairment charges mainly due to the restructuring of our European operations.  Excluding the impact of these charges, net income would have been $0.74 per diluted share.  The restructuring and impairment charges have been incurred, as we have previously discussed, to appropriately adjust our cost structure at our Metal Bearing Components Division.  This restructuring has taken place mainly in our European operations to better take advantage of favorable cost structures at our Slovakian and Chinese ball manufacturing facilities.

As a percentage of net sales, cost of products sold was 80.1% in the fourth quarter of 2007 compared to 79.3% in the fourth quarter of 2006.  For the full year 2007 and 2006, cost of products sold as a percentage of net sales was 80.0% and 78.0%, respectively. The acquisition of Whirlaway accounted for approximately 50% of the increase in cost of goods sold as a percentage of sales for the fourth quarter and the full year of 2007.  The remainder of the increase was due to inflation and price/mix issues mainly in our European operations.

Selling, general and administrative expenses for the fourth quarter of 2007 were $9.1 million, or 8.5% of net sales as compared to $8.1 million, or 9.4% for the same period in 2006.  Currency translation accounted for $0.4 million and the acquisition of Whirlaway accounted for the remainder of the increase. For the full year 2007, selling, general and administrative expenses were $36.5 million or 8.7% of net sales as compared to $30.0 million, or 9.1% of net sales in 2006.  The acquisition of Whirlaway accounted for $4.1 million of the increase and currency translation accounted for $1.3 million.  The remainder of the increase was due to increased stock option expense and professional fees.

James H. Dorton, Vice President and Chief Financial Officer, commented, “We met our revised full year guidance of $0.70 to $0.74 per diluted share before restructuring and impairment costs earlier announced in July.  Net income for the full year before these charges was $12.4 million, or $0.74 per diluted share.  Additionally, excluding the impact of Whirlaway’s $0.08 per diluted share loss, net income for the full year would have been $13.8 million, or $0.82 per diluted share.”

Mr. Dorton, concluded, “During the fourth quarter we purchased 699,838 shares ($6.6 million) of the Company’s stock under the previously announced share repurchase program.  This program, which we announced on September 13, 2007, was authorized by our Board of Directors to purchase up to $25.0 million of the Company’s stock in the open market.  This new program will be in effect for one year beginning on September 13, 2007 and takes the place of the program that expired in September of 2007.  Under the expired program, we purchased 673,965 shares ($7.4 million) of the Company’s stock.  Under the new program, we have purchased 797,209 shares ($7.6 million) of the Company’s stock through the end of December 31, 2007.  We anticipate continuing to purchase shares under this program as market conditions and regulations allow.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “2007 was a mixed year in terms of operating results. In total, our core metal bearing components operations in the U.S and Europe met our beginning of the year expectations for both revenues and profitability. However, three issues negatively affected our performance for 2007: sales weakness in the Precision Metal Components Division (Whirlaway) associated with two pre-build issues with diesel engines and HVAC, continuing losses in our Slovakian ball manufacturing facility as well as our Chinese ball manufacturing facility. As a result of these issues, in July we revised our original 2007 full year earnings guidance from $0.98 to $1.04 per diluted share to $0.70 to $0.74 per diluted share before restructuring and impairment costs.”

Anticipated 2008 Results

Mr. Baty continued, “Despite the current weaker economic outlook for global end markets, we are forecasting a stronger year for NN in 2008.  Our global outlook for our businesses and the guidance we are providing includes a reduction in demand for the U.S. auto segment and stable demand in the European auto market. In both North America and Europe, we are forecasting moderate growth in our industrial end markets. We expect to see significant profitability improvements at our ball plants in Slovakia and China as well as improvements at our latest acquisition, Whirlaway.  With regards to our ball manufacturing operations in China and Slovakia, we have been awarded business for these operations in 2008 that will resolve the capacity and customer approval issues and resulting profitability problems we experienced in 2007. At Whirlaway, we are forecasting a return to more favorable market conditions and profitability in 2008 due mainly to new business being awarded to us from existing customers. We are also experiencing improvements in the diesel and HVAC end markets based upon the elimination of the pre-build inventory issues that existed in 2007. Additionally, our Level 3 initiatives are continuing to deliver operating improvements in each of our global manufacturing operations.”

Mr. Baty concluded, “Although we are optimistic regarding our anticipated 2008 results, the current economic environment makes it difficult to provide guidance. Having said this, our guidance assumes that the current global economic conditions that exist in the first quarter of 2008 will continue for the balance of the full year. Our 2008 business plan anticipates full year sales to be approximately $440 million (up 5%) and full year earnings to be in the range of $0.90 to $0.95 per diluted share, up 22% to 28% compared with 2007 results from operations of $0.74 per diluted share before impairment and restructuring charges.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

                                                                                                                        Three Months Ended                                    Twelve Months Ended
                                                                                                                                                                                                       December 31,                                                   December 31,
	2007	2006	2007	2006

Net sales	$107,027	$85,884	$421,294	$330,325
Cost of products sold (exclusive of depreciation shown separately below)	85,750	68,106	337,024	257,703
Selling, general and administrative	9,067	8,086	36,473	30,008
Depreciation and amortization	6,045	4,713	22,996	17,492
(Gain)Loss on disposal of assets	(48)	21	(71)	(705)
Restructuring and impairment costs	(1,062)	(65)	13,636	(65)
Income from operations	7,275	5,023	11,236	25,892

Interest expense, net	1,552	1,060	6,373	3,983
Other (income) expense	(236)	(738)	(386)	(1,048)
Income before provision for income taxes	5,959	4,701	5,249	22,957
Provision for income taxes	921	1,614	6,422	8,522

Net income	$5,038	$3,087	$(1,173)	$14,435

Diluted income per common share	$0.31	$0.18	$(0.07)	$0.83

Weighted average diluted shares	16,280	17,141	16,749	17,351

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current Assets:
Cash	$13,029	$11,681
Accounts receivable, net	65,566	63,442
Inventories, net	51,821	43,538
Other current assets	7,393	7,203
Total current assets	137,809	125,864

Property, plant and equipment, net	161,008	156,447
Goodwill and intangible assets, net	48,750	56,278
Other assets	2,589	4,112
Total assets	$350,156	$342,701

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,124	$52,576
Accrued salaries and wages	15,087	13,519
Current portion of long-term debt	11,851	851
Other liabilities	6,194	7,923
Total current liabilities	84,256	74,869

Deferred income taxes	18,760	16,334
Long-term notes payable	100,193	80,711
Related party payable	--	21,305
Other	16,904	16,313
Total liabilities	220,113	209,532

Total stockholders’ equity	130,043	133,169

Total liabilities and stockholders’ equity	$350,156	$342,701

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2007		Year Ended December 31, 2007
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income (Loss)	$5,038	$0.31	$(1,173)	$(0.07)
After-tax restructuring and impairment costs	(1,062)	(0.07)	13,621	0.81
Sub-Total	3,976	0.24	12,448	0.74
After-tax loss of Whirlaway	298	0.02	1,333	0.08
Net income excluding restructuring and impairment costs and Whirlaway net loss	$4,274	$0.26	$13,781	$0.82

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